Exhibit 21.1

List of Subsidiaries

State of Incorporation
Desert Capital TRS, Inc.	Delaware
DCR Galleria, LLC	Nevada
Desert Capital TRS Statutory Trust I	Delaware
Sun Apache Holdings II, LLC	Nevada
Mountain Hill 2217, LLC	Nevada
Hualapai Trop, LLC	Nevada
CM Procyon 1-616, LLC	Nevada
AZ Capital Development 12673, LLC	Nevada
CM JV Properties 1-338, LLC	Nevada
CM Victor 1-344, LLC	Nevada
CM PV Land 1-545, LLC	Nevada
CM Midbar 1-3078, LLC	Nevada
Hayden Maggie, LLC	Nevada
Haydenfarland, LLC	Nevada
CM Reed Almeda 1-3062, LLC	Nevada
CM Silverwood 1-3063, LLC	Nevada
CM Gray Town 1-3064, LLC	Nevada
CM Enchantment 2-473, LLC	Nevada
3MO, LLC	Nevada